WSFS Bank Center	WSFS Bank Place	1
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833; dcanuso@wsfsbank.com
January 26, 2023	Media Contact: Rebecca Acevedo
(215) 253-5566; racevedo@wsfsbank.com

WSFS REPORTS 4Q 2022 EPS OF $1.37 AND ROA OF 1.69%;
RESULTS REFLECT NIM OF 4.49%, LOAN GROWTH, AND DIVERSIFIED FEE REVENUE;
SUCCESSFUL FIRST FULL-YEAR OF BRYN MAWR TRUST COMBINATION
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the fourth quarter of 2022.
Selected financial results and metrics are as follows:

(Dollars in millions, except per share data)	4Q 2022	3Q 2022	4Q 2021	2022	2021
Net interest income	$193.9	$176.8	$108.2	$662.9	$433.6
Fee revenue	64.9	62.7	46.0	260.1	185.5
Total net revenue	258.8	239.5	154.3	923.0	619.1
Provision for (recovery of) credit losses	13.4	7.5	(8.1)	48.1	(117.1)
Noninterest expense	132.9	132.9	90.4	574.3	378.5
Net income attributable to WSFS	84.4	73.4	56.3	222.4	271.4
Pre-provision net revenue (PPNR)(1)	125.9	106.6	63.8	348.7	240.6
Earnings per share (EPS) (diluted)	1.37	1.16	1.18	3.49	5.69
Return on average assets (ROA) (a)	1.69%	1.44%	1.45%	1.09%	1.82%
Return on average equity (ROE) (a)	15.7	12.4	11.7	9.3	14.7
Fee revenue as % of total net revenue	25.0	26.1	29.8	28.1	29.9
Efficiency ratio	51.2	55.4	58.5	62.1	61.0
GAAP results for the quarterly periods shown below included the following items that are excluded from core results. For 4Q 2022, the corporate development and restructuring expense primarily relates to our combination with Bryn Mawr Trust and the valuation adjustment of $0.6 million is related to our derivative liability established from the sale of 360,000 Visa Class B shares in 2Q 2020.

	4Q 2022		3Q 2022		4Q 2021
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Visa derivative valuation adjustment(2)	$0.6	$0.01	$2.3	$0.03	$—	$—
Corporate development and restructuring expense	0.8	0.01	2.6	0.03	6.7	0.11
Recovery of legal settlement	—	—	—	—	(15.0)	0.23

(1) As used in this press release, PPNR is a non-GAAP financial measure that adjusts net income determined in accordance with GAAP to exclude the impacts of (i) income tax provision and (ii) provision for (recovery of) credit losses. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(2) The Visa derivative valuation adjustment represents an expense to increase the liability and is included in Other income on the Summary Statements of Income.

WSFS Bank Center	WSFS Bank Place	2
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “We are very pleased to end 2022 with strong 4Q results and momentum. Core EPS(3) of $1.38 and Core ROA(3) of 1.71% represented a significant lift from 3Q increasing 12% and 13%, respectively.
"Our operating performance was driven by a 50 basis point increase in NIM to 4.49% and solid loan growth. The strength and diversity of our fee revenue was also evident in the quarter. The decline in total deposits was a result of continued absorption of customer excess liquidity combined with lower transactional related deposits in our institutional trust business and normal reduction in seasonal municipal accounts. Credit metrics remained very favorable and capital levels strong.
"Despite the uncertain economic outlook, we enter 2023 highly optimistic about our unique market position and the growth potential of WSFS. The entire organization is focused on optimizing our prior strategic investments and strengthening our opportunity as the largest locally-headquartered bank and wealth management franchise in the Greater Philadelphia and Delaware region.
"I extend my sincere thanks to our over 2,100 Associates for their commitment, dedication, service to our customers, and overall contributions to this successful and milestone year.”

(3) As used in this press release, core ROA, core EPS, and core net revenue are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	3
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Highlights for 4Q 2022:
•Core ROA was 1.71% compared to 1.28% for 4Q 2021.
•Core EPS was $1.38 compared to $1.04 for 4Q 2021.
•Loan growth of 6% (annualized) driven by our consumer partnerships and the commercial portfolio, including small business leases.
•Customer deposits declined by $621.0 million. When excluding the decreases from seasonal public funding deposits and transactional trust deposits, the quarter-over-quarter decline was $236.3 million, or 2% (6% annualized), primarily from continued customer utilization of excess liquidity.
•Net interest margin expanded to 4.49% compared to 3.99% in 3Q 2022, driven by the benefits of our asset-sensitive balance sheet and reflective of competitive deposit betas.
•Total net credit costs were $13.0 million, primarily from the impact of the economic forecast and net loan growth on the provision for credit losses. The ACL coverage ratio was 1.17% compared to 1.14% at September 30, 2022.
•Core fee revenue (noninterest income)(4) was $65.5 million, an increase of $0.5 million compared to 3Q 2022, resulting in a 25.2% core fee revenue as a percentage of core net revenue(4), continuing to reflect the strength, resiliency, and diversification of our fee-based businesses.
•Core efficiency(4) ratio was 50.8% compared to 53.8% in 3Q 2022.
•WSFS repurchased 361,980 shares of common stock at an average price of $47.76 per share, totaling an aggregate of $17.3 million. During the year, WSFS repurchased approximately 4.2 million shares of common stock, or 7% of shares outstanding, at an average price of $46.78 per share, returning $194.2 million of capital to stockholders.
•The Board of Directors also approved a quarterly cash dividend of $0.15 per share.

(4) As used in this press release, core fee revenue (noninterest income), core fee revenue as a percentage of core net revenue, core net revenue, and core efficiency ratio as a percentage of core net revenue are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	4
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Fourth Quarter 2022 Discussion of Financial Results
Balance Sheet
The following table summarizes loan and lease balances and composition at December 31, 2022 compared to September 30, 2022 and December 31, 2021:

Loans and Leases
(Dollars in millions)	December 31, 2022		September 30, 2022		December 31, 2021
Commercial & industrial (C&I)(5)	$4,408	37%	$4,445	38%	$3,271	41%
Commercial mortgage	3,351	28	3,280	28	1,882	24
Construction	1,044	9	1,028	9	687	9
Commercial small business leases	559	5	535	5	352	4
Total commercial loans	9,362	79	9,288	80	6,192	78
Residential mortgage	782	7	802	7	649	8
Consumer	1,811	15	1,677	14	1,159	15
ACL	(152)	(1)	(146)	(1)	(95)	(1)
Net loans and leases	$11,803	100%	$11,621	100%	$7,905	100%
(5) C&I loans include PPP loans of $31.5 million as of 4Q 2021.
At December 31, 2022, WSFS’ net loan and lease portfolio increased $182.1 million, or 6% (annualized), when compared with September 30, 2022. Excluding the run-off in our acquired residential mortgage portfolio, net loans and leases increased $201.8 million, or 7% (annualized), due to increases of $129.3 million in our consumer partnerships, primarily from Spring EQ (home equity loans), $70.7 million in commercial mortgage, and $24.3 million in commercial small business leases.
In line with our strategic plan, the C&I portfolio (including owner-occupied real estate) continued to be our largest portfolio at 37% of net loans and leases. Additionally, our total commercial loan portfolio continues to represent a majority of our lending portfolio at 79% of net loans and leases.
Net loans and leases at December 31, 2022 increased $3.9 billion when compared with December 31, 2021. The increase was primarily driven by the $3.5 billion of net loans and leases acquired in the combination with Bryn Mawr Trust.

WSFS Bank Center	WSFS Bank Place	5
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
The following table summarizes customer deposit balances and composition at December 31, 2022 compared to September 30, 2022 and December 31, 2021:

Customer Deposits
(Dollars in millions)	December 31, 2022		September 30, 2022		December 31, 2021
Noninterest demand	$5,739	36%	$6,171	37%	$4,565	35%
Interest-bearing demand	3,347	21	3,462	21	2,793	21
Savings	2,162	13	2,266	14	1,971	15
Money market	3,731	23	3,740	22	2,906	22
Total core deposits	14,979	93	15,639	94	12,235	93
Customer time deposits	1,102	7	1,063	6	989	7
Total customer deposits	$16,081	100%	$16,702	100%	$13,224	100%
At December 31, 2022, total customer deposits decreased $621.0 million, or 4% (15% annualized), when compared with September 30, 2022. When excluding declines of $132.9 million in seasonally lower public funding deposits and $251.8 million in transactional trust deposits, deposits declined $236.3 million, or 2% (6% annualized), primarily driven by continued customer utilization of excess liquidity.
Customer deposits increased by $2.9 billion from December 31, 2021 primarily driven by the $4.1 billion of deposits acquired in the combination with Bryn Mawr Trust. This increase was primarily offset by the continued customer utilization of excess liquidity.
More than half of our customer deposits, or 54%, are from our Commercial, Small Business and Wealth Management customer relationships. The ratio of net loans and leases to customer deposits was 73% at December 31, 2022, reflecting continued capacity to fund future loan growth.
Core deposits were a strong 93% of total customer deposits, and no- and low-cost checking accounts represented a robust 57% of total customer deposits, at December 31, 2022. These core deposits predominantly represent longer-term, less price-sensitive customer relationships.

WSFS Bank Center	WSFS Bank Place	6
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Net Interest Income

	Three Months Ending
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Net interest income before purchase accretion	$190.0	$172.7	$101.1
Purchase accounting accretion	3.8	4.1	6.5
Net interest income before PPP	193.9	176.8	107.6
PPP	—	—	0.6
Net interest income	$193.9	$176.8	$108.2

Net interest margin before purchase accretion	4.40%	3.90%	2.90%
Purchase accounting accretion	0.09	0.09	0.19
Net interest margin before PPP	4.49	3.99	3.09
PPP	—	—	0.01
Net interest margin	4.49%	3.99%	3.10%
Net interest income increased $17.1 million, or 10% (not annualized), compared to 3Q 2022, primarily due to the benefits of our asset-sensitive balance sheet and loan growth. Net interest income increased $85.7 million, or 79%, compared to 4Q 2021, primarily due to a $49.0 million increase from the benefits of our asset-sensitive balance sheet and $39.9 million from the balance sheet size and mix due to the combination with Bryn Mawr Trust.
Net interest margin increased 50bps from 3Q 2022 due to impact from the benefits of our asset-sensitive balance sheet and loan growth. Net interest margin increased 139bps from 4Q 2021, primarily due to a favorable increase of 123bps from the benefits of our asset-sensitive balance sheet and 32bps from the balance sheet size and mix.

WSFS Bank Center	WSFS Bank Place	7
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Credit Quality
The following table summarizes credit quality metrics as of and for the period ended December 31, 2022 compared to September 30, 2022 and December 31, 2021.

(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Problem assets	$462.1	$472.9	$386.2
Nonperforming assets	43.4	37.3	33.1
Delinquencies	61.2	69.3	46.1
Net charge-offs	7.7	3.2	2.3
Total net credit costs (recoveries) (r)	13.0	8.5	(8.2)
Problem assets to total Tier 1 capital plus ACL	21.44%	23.17%	23.38%
Classified assets to total Tier 1 capital plus ACL	14.29	15.14	15.95
Ratio of nonperforming assets to total assets	0.22	0.19	0.21
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.12	0.10	0.12
Delinquencies to gross loans	0.51	0.59	0.58
Ratio of quarterly net charge-offs to average gross loans	0.26	0.11	0.12
Ratio of allowance for credit losses to total loans and leases (q)	1.17	1.14	1.19
Ratio of allowance for credit losses to nonaccruing loans	666	755	569
See “Notes”
Overall credit metric ratios remained positive and stable during the quarter and continued to reflect the strength of the originated and acquired portfolios. Total problem assets(6) decreased to $462.1 million at December 31, 2022 compared to $472.9 million at September 30, 2022, primarily from upgrades in commercial mortgage loans and our hotel sector. Total problem assets to total Tier 1 capital plus ACL was 21.44% at December 31, 2022, compared to 23.17% at September 30, 2022.
Delinquencies to gross loans decreased to 0.51% at December 31, 2022 compared to 0.59% at September 30, 2022, reflecting the resolution of elevated administrative delinquencies identified in the third quarter.
The ratio of nonperforming assets to total assets increased to 0.22% at December 31, 2022 compared to 0.19% at September 30, 2022. The ratio of nonperforming assets (excluding accruing TDRs) to total assets at December 31, 2022 was 0.12% compared to 0.10% at September 30, 2022. Net charge-offs for 4Q 2022 were $7.7 million, or 0.26% (annualized) of average gross loans, including a charge-off related to one service-based C&I relationship that experienced unique operating challenges during the year.

(6) Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	WSFS Bank Place	8
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Total net credit costs were $13.0 million in the quarter as compared to $8.5 million in 3Q 2022. The increase in credit costs was primarily due to $8.5 million from the continued weakening in the economic forecast and $4.8 million related to the mix of new loan originations. The ACL of $151.9 million as of December 31, 2022 increased $5.7 million from September 30, 2022, primarily due to the change in economic forecasts and loan growth, partially offset by upgrades to criticized and classified loans.
Core Fee Revenue
Core fee revenue (noninterest income) of $65.5 million increased $0.5 million, or 1% (not annualized), compared to 3Q 2022, primarily driven by $2.6 million at Cash Connect, driven by higher bailment revenue from variable rate pricing, $1.3 million in capital markets income, and $1.2 million in Wealth Management revenue, offset by decreases of $4.0 million in other banking fees, which included lower income from our equity investments and sales of SBA loans, and $0.7 million in mortgage banking fees.
Core fee revenue increased $19.5 million, or 42%, compared to 4Q 2021, primarily driven by a $13.4 million increase in Wealth Management revenue, of which $13.1 million was attributable to the combination with Bryn Mawr Trust. In addition, the year-over-year increase included $7.3 million in Cash Connect® and $2.1 million in capital markets income. Partially offsetting the increase was a $3.8 million decline in mortgage banking fees primarily resulting from the decline in refinancing originations compared to the historically higher levels in 4Q 2021.
For 4Q 2022, core fee revenue was 25.2% of core net revenue compared to 26.8% in 3Q 2022 and 29.8% in 4Q 2021. Fees continue to be resilient and well-diversified among various sources, including traditional and other banking fees, mortgage banking, capital markets, Wealth Management, and Cash Connect®.

WSFS Bank Center	WSFS Bank Place	9
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Core Noninterest Expense(7)
Core noninterest expense of $132.2 million increased $1.8 million, or 1% (not annualized), compared to 3Q 2022, primarily from $2.7 million in professional fees related to Wealth customer-related tax services (offset in fee revenue), project implementations and legal costs. In addition, there were $1.8 million higher variable operating costs from Cash Connect® driven by the rising interest rate environment. These increases were offset by $1.4 million lower loan workout and other credit costs and $1.1 million lower check fraud costs.
Core noninterest expense increased $33.5 million, or 34%, compared to 4Q 2021, primarily due to higher costs from the acquisition of Bryn Mawr Trust. These higher costs support the overall franchise growth of the combined company, including $17.2 million in salaries and benefits, $10.2 million of higher variable operating costs, including $4.0 million from Cash Connect®. In addition, there were $2.1 million in higher professional fees and $1.3 million in intangibles amortization expense. Our core efficiency ratio was 50.8% in 4Q 2022, compared to 53.8% in 3Q 2022 and 63.9% in 4Q 2021, primarily due to the impact of higher net interest income.
Income Taxes
We recorded a $28.0 million income tax provision in 4Q 2022, compared to a $25.8 million income tax provision in 3Q 2022 and $15.5 million in 4Q 2021, driven by higher earnings.
The effective tax rate was 24.9% in 4Q 2022, compared to 26.0% in 3Q 2022 and 21.5% in 4Q 2021. The increase in effective tax rate for 4Q 2022 compared to 4Q 2021 was primarily due to the acquisition of Bryn Mawr Trust, including higher state taxes and other nondeductible costs.

(7) As used in this press release, core noninterest expense is a non-GAAP financial measure. This non-GAAP financial measure excludes corporate development and restructuring expense. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	10
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Capital Management
Capital levels remain strong and are all substantially in excess of the “well-capitalized” regulatory benchmarks at December 31, 2022 with WSFS Bank’s Tier 1 leverage ratio of 10.29%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.86%, and Total Risk-based capital ratio of 13.84%.
At December 31, 2022, WSFS’ total stockholders’ equity increased $101.5 million, or 5% (not annualized), during 4Q 2022. The increase was primarily due to quarterly earnings of $84.4 million and an improvement in accumulated other comprehensive income (AOCI) of $39.6 million from market-value increases on investment securities. These increases were partially offset by capital returns of $26.5 million to stockholders including $17.3 million from share repurchases and $9.2 million from quarterly dividends.
WSFS’ tangible common equity(8) increased $105.7 million, or 10% (not annualized) compared to September 30, 2022. WSFS’ common equity to assets ratio was 11.07% at December 31, 2022, and our tangible common equity to tangible assets ratio(8) increased by 58bps during the quarter to 6.31% primarily due to the reasons described above.
At December 31, 2022, book value per share was $35.79, an increase of $1.83, or 5% (not annualized), from September 30, 2022, and tangible common book value per share(8) was $19.36, an increase of $1.81, or 10% (not annualized), from September 30, 2022 primarily due to the reasons described above.
During 4Q 2022, WSFS repurchased 361,980 shares of common stock for an aggregate of $17.3 million. As of December 31, 2022, WSFS has 6,588,771 shares, or approximately 11% of outstanding shares, remaining to repurchase under its current authorizations. For the year, total capital returned to stockholders through share repurchases and quarterly dividends was $229.9 million.
The Board of Directors approved a quarterly cash dividend of $0.15 per share of common stock. This dividend will be paid on February 17, 2023 to stockholders of record as of February 3, 2023.

(8) As used in this press release, tangible common equity, tangible common equity to tangible assets ratio and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	11
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses.
Selected quarterly performance results and metrics are as follows:

(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Net interest income	$18.7	$15.1	$4.7
Provision for (recovery of) credit losses	0.1	—	(0.3)
Fee revenue	31.0	29.9	17.8
Noninterest expense(9)	23.6	24.2	(0.6)
Pre-tax income	25.9	20.9	23.4
Performance Metrics
Trust revenue(10)	$17.1	$16.1	$10.2
Wealth advisory revenue	12.8	12.6	4.2
AUM/AUA(11)	64,517	61,393	34,568
Wealth Management reported pre-tax income of $25.9 million in 4Q 2022 compared to $20.9 million in 3Q 2022, and $23.4 million in 4Q 2021, which included $13.3 million attributable to a recovery from the previously disclosed Charter Oak legal settlement in 4Q 2021. The quarter-over-quarter increase was primarily attributable to net interest income growth in our Private Banking business and higher fee income in the Institutional Trust business. The year-over-year increase was mainly from the combination of Bryn Mawr Trust and the higher interest rate environment.
Fee revenue was $31.0 million in 4Q 2022, an increase of $1.1 million or 4% (not annualized), compared to 3Q 2022, and an increase of $13.2 million, or 74%, compared to 4Q 2021. The increase in fee revenue from the prior quarter was generated across The Bryn Mawr Trust Company of Delaware, Institutional Services, and the AUM-based private wealth management business.
Total noninterest expense(9) was $23.6 million in 4Q 2022, compared to $24.2 million in 3Q 2022 and $12.7 million in 4Q 2021 (when excluding the one-time legal recovery in 4Q 2021 as described above). The year-over-year increase was primarily driven by the combination with Bryn Mawr Trust.
Net AUM of $7.6 billion at the end of 4Q 2022 increased $0.4 billion compared to 3Q 2022, and increased $5.0 billion compared to 4Q 2021. The quarter-over-quarter increase was primarily impacted by the rise in equity and fixed income markets. The year-over-year increase was due to the combination with Bryn Mawr Trust.
(9) Includes intercompany allocation of expense and excludes provision for credit losses.
(10) Includes institutional and direct trust revenue.
(11) Represents Assets Under Management and Assets Under Administration..

WSFS Bank Center	WSFS Bank Place	12
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States, servicing non-bank ATMs and retail safes nationwide and supports ATMs for WSFS Bank Customers with one of the largest branded ATM networks in our region.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Net revenue(12)	$13.9	$12.8	$11.0
Noninterest expense(13)	12.7	10.8	8.6
Pre-tax income	1.2	2.0	2.4
Performance Metrics
Cash managed	$1,717	$1,706	$1,691
Number of serviced non-bank ATMs and retail safes	33,820	34,285	33,699
Number of WSFS owned and branded ATMs	686	611	609
ROA	0.65%	0.99%	1.54%
Cash Connect® reported pre-tax income of $1.2 million for 4Q 2022, a decrease of $0.8 million, compared to 3Q 2022 and a decrease of $1.2 million compared to 4Q 2021, driven by increased operating costs associated with the rising interest rate environment and costs associated with the growth in the retail safe business. ROA of 0.65% in 4Q 2022 decreased 34bps from 3Q 2022 and decreased 89bps from 4Q 2021, primarily driven by the reasons described above. Ongoing balance sheet optimization resulting from a significant third-party funding conversion and other optimization efforts are expected to improve Net Income and ROA beginning in 1Q 2023.
Net revenue(12) of $13.9 million in 4Q 2022 was up $1.0 million from 3Q 2022 and up $2.8 million from 4Q 2021 driven by the rising interest rate environment (offset by higher external funding expense) and higher year-over-year managed services volume.
Noninterest expense(13) was $12.7 million in 4Q 2022, an increase of $1.8 million higher compared to 3Q 2022 and $4.0 million higher compared to 4Q 2021 driven by higher external funding expense.
At the end of 4Q 2022, Cash Connect® had approximately $1.7 billion in cash managed with 19% year-over-year growth in retail safe units. Cash Connect® continues to focus on investment in its growing product lines and expand these services across the country, alongside a wide network and strong pipeline of channel partners, retailers, and top-tier financial institutions.
(12) Includes intercompany allocation of income and net interest income.
(13) Includes intercompany allocation of expense.

WSFS Bank Center	WSFS Bank Place	13
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Fourth Quarter 2022 Earnings Release Conference Call
Management will conduct a conference call to review 4Q 2022 results at 1:00 p.m. Eastern Time (ET) on Friday, January 27, 2023. Interested parties may access the conference call live on our Investor Relations website (www.investors.wsfsbank.com). For those who cannot access the live conference call, a replay will be accessible shortly after the event concludes through our Investor Relations website.
About WSFS Financial Corporation
WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-headquartered bank and trust company in Delaware and the Greater Philadelphia region. As of December 31, 2022, WSFS Financial Corporation had $19.9 billion in assets on its balance sheet and $64.5 billion in assets under management and administration. WSFS operates from 119 offices, 92 of which are banking offices, located in Pennsylvania (61), Delaware (39), New Jersey (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Capital Management, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, Powdermill® Financial Solutions, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	WSFS Bank Place	14
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Forward-Looking Statements
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally and in financial markets, and particularly in the markets in which the Company operates and in which its loans are concentrated, including difficult and unfavorable conditions and trends related to housing markets, costs of living, unemployment levels, interest rates, supply chain issues, inflation, and the novel coronavirus ("COVID-19") pandemic, and related variant developments, vaccination efforts and emergency orders; possible additional loan losses and impairment of the collectability of loans; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations potential expenses associated with complying with such regulations; and the effects of potential federal government shutdowns or delays; the Company's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; the discontinued publication of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, such as the Secured Overnight Financing Rate (SOFR), including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing, residential, small business and Small Business Administration (SBA) portfolios and wealth management business following its recent acquisition of Bryn Mawr Bank Corporation (BMBC or Bryn Mawr Trust); the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation, including its recent acquisition of BMBC (the BMBC Merger); negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather, including climate change, and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, armed conflicts, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); additional credit, fraud and litigation risks associated with our PPP lending activities; possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities (MBS) due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; any compounding effects or unexpected interactions of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2021, the Company's Form 10-Q for the quarterly period ended March 31, 2022, the Company's Form 10-Q for the quarterly period ended June 30, 2022, the Company's Form 10-Q for the quarterly period ended September 30, 2022 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	WSFS Bank Place	15
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Twelve months ended
(Dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest income:
Interest and fees on loans	$181,644	$152,887	$92,291	$582,754	$393,248
Interest on mortgage-backed securities	27,778	28,338	18,645	106,606	55,802
Interest and dividends on investment securities	2,257	1,981	1,339	6,899	5,524
Other interest income	1,414	3,359	460	7,556	1,795
	213,093	186,565	112,735	703,815	456,369
Interest expense:
Interest on deposits	14,644	6,643	3,099	28,181	14,923
Interest on Federal Home Loan Bank advances	496	42	—	538	5
Interest on senior debt	2,307	2,061	1,089	8,246	6,497
Interest on trust preferred borrowings	1,336	951	317	3,482	1,274
Interest on other borrowings	424	37	6	478	21
	19,207	9,734	4,511	40,925	22,720
Net interest income	193,886	176,831	108,224	662,890	433,649
Provision for (recovery of) credit losses	13,396	7,454	(8,054)	48,089	(117,087)
Net interest income after provision for (recovery of) credit losses	180,490	169,377	116,278	614,801	550,736
Noninterest income:
Credit/debit card and ATM income	12,642	10,993	7,456	40,088	29,479
Investment management and fiduciary revenue	30,731	29,504	17,365	121,608	62,348
Deposit service charges	6,326	6,262	5,569	24,484	22,090
Mortgage banking activities, net	742	1,420	4,526	7,271	23,216
Loan and lease fee income	1,818	1,425	1,102	6,275	7,533
Securities gains, net	—	—	—	—	331
Unrealized (loss) gain on equity investment, net	(8)	—	—	5,980	5,141
Realized loss on sale of equity investment, net	—	—	—	—	(706)
Bank-owned life insurance income	1,130	195	—	1,804	1,251
Other income	11,499	12,852	10,009	52,624	34,797
	64,880	62,651	46,027	260,134	185,480
Noninterest expense:
Salaries, benefits and other compensation	72,492	72,294	55,277	283,905	214,167
Occupancy expense	10,492	9,699	8,109	40,885	32,802
Equipment expense	10,320	9,913	7,504	40,994	29,040
Data processing and operations expense	4,867	5,362	3,778	20,876	14,074
Professional fees	6,212	3,561	4,113	18,497	15,614
Marketing expense	2,245	2,082	1,655	7,230	5,413
FDIC expenses	1,699	1,540	895	6,098	4,081
Loss on debt extinguishment	—	—	—	—	1,087
Loan workout and other credit costs	(401)	1,001	(101)	702	663
Corporate development expense	1,070	1,248	4,989	42,749	11,676
Restructuring expense	(319)	1,344	1,755	22,473	1,346
Recovery of legal settlement	—	—	(15,000)	—	(15,000)
Other operating expenses	24,226	24,873	17,445	89,917	63,553
	132,903	132,917	90,419	574,326	378,516
Income before taxes	112,467	99,111	71,886	300,609	357,700
Income tax provision	28,032	25,767	15,485	77,961	86,095
Net income	84,435	73,344	56,401	222,648	271,605
Less: Net (loss) income attributable to noncontrolling interest	(14)	(38)	114	273	163
Net income attributable to WSFS	$84,449	$73,382	$56,287	$222,375	$271,442
Diluted earnings per share of common stock:	$1.37	$1.16	$1.18	$3.49	$5.69
Weighted average shares of common stock outstanding for fully diluted EPS	61,801,612	63,227,983	47,783,049	63,658,611	47,703,243
See “Notes”

WSFS Bank Center	WSFS Bank Place	16
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Twelve months ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Performance Ratios:
Return on average assets (a)	1.69%	1.44%	1.45%	1.09%	1.82%
Return on average equity (a)	15.74	12.40	11.67	9.27	14.68
Return on average tangible common equity (a)(o)	31.12	22.78	16.96	16.88	21.56
Net interest margin (a)(b)	4.49	3.99	3.10	3.71	3.23
Efficiency ratio (c)	51.22	55.37	58.52	62.09	61.04
Noninterest income as a percentage of total net revenue (b)	25.01	26.10	29.79	28.12	29.91
See “Notes”

WSFS Bank Center	WSFS Bank Place	17
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Assets:
Cash and due from banks	$332,961	$443,104	$1,046,992
Cash in non-owned ATMs	499,017	582,784	480,527
Investment securities, available-for-sale	4,093,060	4,153,615	5,205,311
Investment securities, held-to-maturity	1,111,619	1,121,895	90,642
Other investments	55,516	54,742	22,011
Net loans and leases (e)(f)(l)	11,802,977	11,620,866	7,904,831
Bank owned life insurance	101,935	101,061	33,099
Goodwill and intangibles	1,012,232	1,016,413	547,231
Other assets	905,438	890,907	446,683
Total assets	$19,914,755	$19,985,387	$15,777,327
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$5,739,647	$6,170,776	$4,565,143
Interest-bearing deposits	10,341,331	10,531,250	8,659,257
Total customer deposits	16,080,978	16,702,026	13,224,400
Brokered deposits	122,591	23,182	15,662
Total deposits	16,203,569	16,725,208	13,240,062
Federal Home Loan Bank advances	350,000	—	—
Other borrowings	376,894	374,367	239,477
Other liabilities	782,406	784,981	360,772
Total liabilities	17,712,869	17,884,556	13,840,311
Stockholders’ equity of WSFS	2,205,113	2,103,593	1,939,099
Noncontrolling interest	(3,227)	(2,762)	(2,083)
Total stockholders' equity	2,201,886	2,100,831	1,937,016
Total liabilities and stockholders' equity	$19,914,755	$19,985,387	$15,777,327
Capital Ratios:
Equity to asset ratio	11.07%	10.53%	12.29%
Tangible common equity to tangible asset ratio (o)	6.31	5.73	9.14
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	12.86	12.38	15.11
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.29	9.76	10.44
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	12.86	12.38	15.11
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	13.84	13.34	15.91
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans	$22,802	$19,369	$16,609
Troubled debt restructuring (accruing)	19,737	17,108	14,204
Assets acquired through foreclosure	833	840	2,320
Total nonperforming assets	$43,372	$37,317	$33,133
Past due loans (h)	$16,535	$24,754	$9,991
Allowance for credit losses	151,871	146,205	94,511
Ratio of nonperforming assets to total assets	0.22%	0.19%	0.21%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.12	0.10	0.12
Ratio of allowance for credit losses to total loans and leases (q)	1.17	1.14	1.19
Ratio of allowance for credit losses to nonaccruing loans	666	755	569
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.26	0.11	0.12
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.15	0.11	0.21
See “Notes”

WSFS Bank Center	WSFS Bank Place	18
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$4,920,329	$76,817	6.21%	$4,895,972	$67,060	5.45%	$3,553,814	$41,788	4.67%
Commercial real estate loans (s)	4,334,772	66,428	6.08	4,262,599	53,096	4.94	2,698,138	28,057	4.13
Residential mortgage	762,967	8,610	4.51	769,151	8,379	4.36	563,995	8,683	6.16
Consumer loans	1,753,871	28,843	6.52	1,594,673	23,384	5.82	1,146,484	12,905	4.47
Loans held for sale	56,605	946	6.63	66,103	968	5.81	92,890	858	3.66
Total loans and leases	11,828,544	181,644	6.10	11,588,498	152,887	5.24	8,055,321	92,291	4.55
Mortgage-backed securities (d)	4,849,450	27,778	2.29	5,243,169	28,338	2.16	4,454,446	18,645	1.67
Investment securities (d)	377,610	2,257	2.85	361,113	1,981	2.57	312,633	1,339	1.92
Other interest-earning assets	145,668	1,414	3.85	460,124	3,359	2.90	1,061,494	460	0.17
Total interest-earning assets	$17,201,272	$213,093	4.93%	$17,652,904	$186,565	4.21%	$13,883,894	$112,735	3.23%
Allowance for credit losses	(147,990)			(143,943)			(101,895)
Cash and due from banks	253,031			242,734			142,316
Cash in non-owned ATMs	524,042			603,780			474,376
Bank owned life insurance	100,920			100,863			33,418
Other noninterest-earning assets	1,945,047			1,779,411			987,814
Total assets	$19,876,322			$20,235,749			$15,419,923
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$3,356,188	$3,740	0.44%	$3,370,158	$2,179	0.26%	$2,789,693	$540	0.08%
Savings	2,232,665	459	0.08	2,287,227	185	0.03	1,964,042	148	0.03
Money market	3,769,013	8,473	0.89	3,833,113	2,907	0.30	2,762,843	783	0.11
Customer time deposits	1,016,827	1,800	0.70	1,083,290	1,230	0.45	1,020,589	1,467	0.57
Total interest-bearing customer deposits	10,374,693	14,472	0.55	10,573,788	6,501	0.24	8,537,167	2,938	0.14
Brokered deposits	23,389	172	2.92	24,184	142	2.33	22,730	161	2.81
Total interest-bearing deposits	10,398,082	14,644	0.56	10,597,972	6,643	0.25	8,559,897	3,099	0.14
Federal Home Loan Bank advances	45,967	496	4.28	4,979	42	3.35	11	—	—
Trust preferred borrowings	90,410	1,336	5.86	90,361	951	4.18	67,011	317	1.88
Senior debt	248,216	2,307	3.72	248,332	2,061	3.32	147,901	1,089	2.95
Other borrowed funds	78,755	424	2.14	39,745	37	0.37	21,962	6	0.09
Total interest-bearing liabilities	$10,861,430	$19,207	0.70%	$10,981,389	$9,734	0.35%	$8,796,782	$4,511	0.20%
Noninterest-bearing demand deposits	6,108,618			6,319,755			4,388,537
Other noninterest-bearing liabilities	780,336			589,817			322,831
Stockholders’ equity of WSFS	2,128,869			2,347,178			1,913,882
Noncontrolling interest	(2,931)			(2,390)			(2,109)
Total liabilities and equity	$19,876,322			$20,235,749			$15,419,923
Excess of interest-earning assets over interest-bearing liabilities	$6,339,842			$6,671,515			$5,087,112
Net interest and dividend income		$193,886			$176,831			$108,224
Interest rate spread			4.23%			3.86%			3.03%
Net interest margin			4.49%			3.99%			3.10%
See “Notes”

WSFS Bank Center	WSFS Bank Place	19
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Twelve months ended
Stock Information:	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Market price of common stock:
High	$50.67	$51.76	$56.08	$56.30	$56.08
Low	41.81	37.40	46.71	37.03	40.64
Close	45.34	46.46	50.12	45.34	50.12
Book value per share of common stock	35.79	33.96	40.73
Tangible common book value per share of common stock (o)	19.36	17.55	29.24
Number of shares of common stock outstanding (000s)	61,612	61,949	47,609
Other Financial Data:
One-year repricing gap to total assets (k)	6.29%	8.82%	7.28%
Weighted average duration of the MBS portfolio	5.9 years	6.0 years	4.6 years
Unrealized (losses) gains on securities available for sale, net of taxes	$(563,532)	$(597,734)	$(33,874)
Number of Associates (FTEs) (m)	2,160	2,150	1,839
Number of offices (branches, LPO’s, operations centers, etc.)	119	119	112
Number of WSFS owned and branded ATMs	686	611	609
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries. Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans, PPP loans and commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes provision for (recovery of) credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.

WSFS Bank Center	WSFS Bank Place	20
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Twelve months ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest income (GAAP)	$193,886	$176,831	$108,224	$662,890	$433,649
Core net interest income (non-GAAP)	193,886	176,831	108,224	662,890	433,649
Noninterest income (GAAP)	64,880	62,651	46,027	260,134	185,480
Less: Securities gains	—	—	—	—	331
(Plus)/less: Unrealized (loss) gain on equity investments, net	(8)	—	—	5,980	5,141
Plus: Realized loss on sale of equity investment, net	—	—	—	—	(706)
Plus: Visa derivative valuation adjustment	(592)	(2,285)	—	(2,877)	—
Core fee revenue (non-GAAP)	$65,480	$64,936	$46,027	$257,031	$180,714
Core net revenue (non-GAAP)	$259,366	$241,767	$154,251	$919,921	$614,363
Core net revenue (non-GAAP)(tax-equivalent)	$260,058	$242,327	$154,499	$921,829	$615,363
Noninterest expense (GAAP)	$132,903	$132,917	$90,419	$574,326	$378,516
Less: Loss on debt extinguishment	—	—	—	—	1,087
Less: Corporate development expense	1,070	1,248	4,989	42,749	11,676
(Plus)/less: Restructuring expense	(319)	1,344	1,755	22,473	1,346
Plus: Recovery of legal settlement	—	—	(15,000)	—	(15,000)
Less: Contribution to WSFS CARES Foundation	—	—	—	—	1,000
Core noninterest expense (non-GAAP)	$132,152	$130,325	$98,675	$509,104	$378,407
Core efficiency ratio (non-GAAP)	50.8%	53.8%	63.9%	55.2%	61.5%
Core fee revenue as % of total core net revenue (non-GAAP) (b)	25.2%	26.8%	29.8%	27.9%	29.4%

	End of period
	December 31, 2022	September 30, 2022	December 31, 2021
Total assets (GAAP)	$19,914,755	$19,985,387	$15,777,327
Less: Goodwill and other intangible assets	1,012,232	1,016,413	547,231
Total tangible assets (non-GAAP)	$18,902,523	$18,968,974	$15,230,096
Total stockholders’ equity of WSFS (GAAP)	$2,205,113	$2,103,593	$1,939,099
Less: Goodwill and other intangible assets	1,012,232	1,016,413	547,231
Total tangible common equity (non-GAAP)	$1,192,881	$1,087,180	$1,391,868

Tangible common book value per share:
Book value per share (GAAP)	$35.79	$33.96	$40.73
Tangible common book value per share (non-GAAP)	19.36	17.55	29.24
Tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	11.07%	10.53%	12.29%
Tangible common equity to tangible assets ratio (non-GAAP)	6.31	5.73	9.14

WSFS Bank Center	WSFS Bank Place	21
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Twelve months ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
GAAP net income attributable to WSFS	$84,449	$73,382	$56,287	$222,375	$271,442
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, Visa derivative valuation adjustment, loss on debt extinguishment, corporate development and restructuring expense, recovery of legal settlement, and contribution to WSFS CARES Foundation	1,351	4,877	(8,256)	62,119	(4,657)
(Plus)/less: Tax impact of pre-tax adjustments	(308)	(750)	1,863	(13,809)	1,764
Adjusted net income (non-GAAP) attributable to WSFS	$85,492	$77,509	$49,894	$270,685	$268,549

GAAP return on average assets (ROA)	1.69%	1.44%	1.45%	1.09%	1.82%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, Visa derivative valuation adjustment, loss on debt extinguishment, corporate development and restructuring expense, recovery of legal settlement, and contribution to WSFS CARES Foundation	0.03	0.10	(0.21)	0.30	(0.03)
(Plus)/less: Tax impact of pre-tax adjustments	(0.01)	(0.02)	0.04	(0.07)	0.01
Core ROA (non-GAAP)	1.71%	1.52%	1.28%	1.32%	1.80%

Earnings per share (diluted) (GAAP)	$1.37	$1.16	$1.18	$3.49	$5.69
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, Visa derivative valuation adjustment, loss on debt extinguishment, corporate development and restructuring expense, recovery of legal settlement, and contribution to WSFS CARES Foundation	0.02	0.08	(0.17)	0.98	(0.10)
(Plus)/less: Tax impact of pre-tax adjustments	(0.01)	(0.01)	0.03	(0.22)	0.04
Core earnings per share (non-GAAP)	$1.38	$1.23	$1.04	$4.25	$5.63

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$84,449	$73,382	$56,287	$222,375	$271,442
Plus: Tax effected amortization of intangible assets	2,925	2,906	2,063	11,752	8,069
Net tangible income (non-GAAP)	$87,374	$76,288	$58,350	$234,127	$279,511
Average stockholders’ equity of WSFS	$2,128,869	$2,347,178	$1,913,882	$2,398,871	$1,848,904
Less: Average goodwill and intangible assets	1,014,985	1,018,592	548,552	1,012,233	552,345
Net average tangible common equity	$1,113,884	$1,328,586	$1,365,330	$1,386,638	$1,296,559
Return on average tangible common equity (non-GAAP)	31.12%	22.78%	16.96%	16.88%	21.56%

WSFS Bank Center	WSFS Bank Place	22
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Twelve months ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Calculation of PPNR:
Net income (GAAP)	$84,435	$73,344	$56,401	$222,648	$271,605
Plus: Income tax provision	28,032	25,767	15,485	77,961	86,095
Plus/(less): Provision for (recovery of) credit losses	13,396	7,454	(8,054)	48,089	(117,087)
PPNR (non-GAAP)	$125,863	$106,565	$63,832	$348,698	$240,613
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, Visa derivative valuation adjustment, loss on debt extinguishment, corporate development and restructuring expense, recovery of legal settlement, and contribution to WSFS CARES Foundation	1,351	4,877	(8,256)	62,119	(4,657)
Core PPNR (non-GAAP)	$127,214	$111,442	$55,576	$410,817	$235,956